Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Third Quarter 2013 Financial Results

•	Revenue of $20.1 million – up 24.8%; 24.0% constant currency

•	U.S. sales of $15.8 million – up 28.1%

•	International sales of $4.3 million – up 14.2%; 10.8% constant currency

WEST CHESTER, Ohio – October 29, 2013 – AtriCure, Inc. (Nasdaq: ATRC), a leading Atrial Fibrillation medical device provider, today announced financial results for the third quarter of 2013.

“We are pleased with our performance in the third quarter. Our results reflect our third consecutive quarter of double digit year over year revenue growth, driven by overall strength and our U.S. business which was up 28% versus the prior year. We are seeing the results of our training and education efforts in capturing market share, and we are gaining momentum with the AtriClip,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “Based on continued strength across all of our product lines, we are updating our outlook for 2013 to reflect anticipated revenue growth of 14% from 2012.”

Third Quarter 2013 Financial Results

Revenue for the third quarter of 2013 was $20.1 million, an increase of $4.0 million or 24.8% (24.0% on a constant currency basis), compared to third quarter 2012 revenue. Domestic revenue increased 28.1% to $15.8 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $4.3 million, an increase of $0.5 million or 14.2% (10.8% on a constant currency basis) when compared to $3.8 million for the third quarter of 2012. International revenue growth was driven primarily by increased sales to direct customers and certain distributors.

Gross profit for the third quarter of 2013 was $14.7 million compared to $11.5 million for the third quarter of 2012. Gross margin for the third quarter of 2013 and 2012 was 72.9% and 71.6%, respectively. The increase in gross margin was due primarily to volume-driven leverage of manufacturing overhead expenses, a higher mix of domestic sales and the strong performance of the new AtriClip Pro product.

Operating expenses for the third quarter of 2013 increased 22.9%, or $3.2 million, compared to the third quarter of 2012. The increase in operating expenses was driven primarily by an increase in selling, marketing and training expenses.

Loss from operations for the third quarter of 2013 was $2.6 million compared to $2.5 million for the third quarter of 2012. Net loss per share was $0.13 for the third quarter of 2013 and $0.16 for the third quarter of 2012.

Cash, cash equivalents and investments were $34.4 million at September 30, 2013 and cash provided by operations during the third quarter of 2013 was $0.7 million.

2013 Guidance

Management projects that 2013 revenue will be approximately $80.0 million, an increase of 14% from 2012. This compares to the previous outlook for 2013 revenue in the range of $77.0 - $78.5 million, an increase of 10% - 12% from 2012.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $4.5 to $5.5 million including the impact of the medical device excise tax which is estimated to be in the range of $0.6 - $0.8 million for 2013. Management expects to continue making investments targeted at future revenue growth.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, October 29, 2013 to discuss its third quarter 2013 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

You may also access this call through an operator by calling (888) 713-4211 for domestic callers and (617) 213-4864 for international callers at least 15 minutes prior to the call start time using reservation code 83850169.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through November 29, 2013. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 29085641.

About AtriCure, Inc.

AtriCure, Inc. is a leading atrial fibrillation solutions partner, providing innovative products, professional education and support for clinical science to reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved by the Food and Drug Administration (FDA) for the surgical treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open heart procedures concomitantly (simultaneously). AtriCure's AtriClip™ Left Atrial Appendage (LAA) occlusion device is the most widely implanted device for LAA management worldwide. Afib affects more than two million people worldwide and is estimated to cost more than $6.5 billion annually in healthcare expenses. The number affected by Afib is expected to grow to 12 million by 2050.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Open-heart	$9,637	$7,656	$27,912	$24,529
Minimally invasive	3,486	3,112	10,129	9,324
AtriClip	2,709	1,593	7,884	5,113

Total United States	15,832	12,361	45,925	38,966
International	4,314	3,778	14,080	12,917

Total revenue	20,146	16,139	60,005	51,883
Cost of revenue	5,461	4,590	16,111	14,871

Gross profit	14,685	11,549	43,894	37,012
Operating expenses:
Research and development expenses	3,237	2,905	9,792	9,180
Selling, general and administrative expenses	14,062	11,173	40,155	33,178

Total operating expenses	17,299	14,078	49,947	42,358

Loss from operations	(2,614)	(2,529)	(6,053)	(5,346)
Other expense	(130)	(27)	(415)	(148)

Loss before income tax expense	(2,744)	(2,556)	(6,468)	(5,494)
Income tax expense	(4)	(11)	(14)	(20)

Net loss	$(2,748)	$(2,567)	$(6,482)	$(5,514)

Basic and diluted net loss per share	$(0.13)	$(0.16)	$(0.32)	$(0.34)

Weighted average shares used in computing net loss per common share:
Basic and diluted	20,725	16,278	20,311	16,143

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash, cash equivalents and short-term investments	$29,685	$12,000
Accounts receivable, net	11,031	9,948
Inventories	7,062	5,718
Other current assets	779	873

Total current assets	48,557	28,539
Property and equipment, net	4,135	3,430
Intangible assets	23	32
Long-term investments	4,678	—
Other assets	244	430

Total assets	$57,637	$32,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,238	$10,176
Current maturities of long-term debt and capital lease obligations	2,037	2,029

Total current liabilities	16,275	12,205
Long-term debt and capital lease obligations	4,922	6,407
Other liabilities	195	1,319

Total liabilities	21,392	19,931
Stockholders’ equity:
Common stock	21	17
Additional paid-in capital	153,420	123,157
Other comprehensive income	37	77
Accumulated deficit	(117,233)	(110,751)

Total stockholders’ equity	36,245	12,500

Total liabilities and stockholders’ equity	$57,637	$32,431

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(6,482)	$(5,514)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	2,072	2,941
Depreciation and amortization of intangible assets	1,465	1,520
Amortization of deferred financing costs	69	81
Loss (gain) on disposal of equipment	30	(12)
Amortization/accretion on investments	(4)	16
Change in allowance for doubtful accounts	(14)	(21)
Changes in assets and liabilities
Accounts receivable	(1,049)	125
Inventories	(1,313)	(319)
Other current assets	117	122
Accounts payable and accrued liabilities	2,744	(510)
Other non-current assets and liabilities	207	(174)

Net cash used in operating activities	(2,158)	(1,745)
Cash flows from investing activities:
Purchases of available-for-sale securities	(9,186)	(8,538)
Maturities of available-for-sale securities	4,900	8,100
Purchases of property and equipment	(1,930)	(2,372)
Net proceeds from the sale of equipment	2	24

Net cash used in investing activities	(6,214)	(2,786)
Cash flows from financing activities:
Net proceeds from sale of stock	26,872	—
Proceeds from debt borrowings	—	10,000
Payments on debt and capital leases	(1,547)	(7,568)
Payment of debt fees	(99)	(78)
Proceeds from stock option exercises	1,277	562
Shares repurchased for payment of taxes on stock awards	(279)	(372)
Proceeds from issuance of common stock under employee stock purchase plan	326	372

Net cash provided by financing activities	26,550	2,916
Effect of exchange rate changes on cash and cash equivalents	(110)	59

Net increase (decrease) in cash and cash equivalents	18,068	(1,556)
Cash and cash equivalents - beginning of period	7,753	9,759

Cash and cash equivalents - end of period	$25,821	$8,203

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net loss, as reported	$(2,748)	$(2,567)	$(6,482)	$(5,514)
Income tax expense	4	11	14	20
Other expense (a)	130	27	415	148
Depreciation and amortization expense	508	467	1,465	1,520
Share-based compensation expense	734	1,111	2,072	2,941

Non-GAAP adjusted loss (adjusted EBITDA)	$(1,372)	$(951)	$(2,516)	$(885)

	Three Months Ended September 30,		Nine Months Ended September 30,
(a) Other includes:	2013	2012	2013	2012
Net interest expense	$(121)	$(187)	$(420)	$(609)
Grant income	—	117	—	379
Gain (loss) due to exchange rate fluctuation	17	(42)	73	(77)
Non-employee stock option (expense) income	(26)	85	(68)	159

Other expense	$(130)	$(27)	$(415)	$(148)

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